Invesco Global Advantage Fund                                     SUB-ITEM 77Q3

Due to the restrictions in the format of Form N-SAR to allow reporting of information for multiple classes of shares, this exhibit provides class level information for Items 72DD, 73A, 74U and 74V.


For period ending: 5/31/2010
File number:  811-05426
Series No.:   29

72DD. 1 Total income dividends for which record date passed during the period.
        (000's Omitted)
        Class A                          $  250
      2 Dividends for a second class of open-end company shares (000's Omitted)
        Class I                          $    1


73A.    Payments per share outstanding during the entire current period:
        (form nnn.nnnn)
      1 Dividends from net investment income
        Class A                          0.0209
      2 Dividends for a second class of open-end company shares (form nnn.nnnn)
        Class I                          0.0452


74U.  1 Number of shares outstanding (000's Omitted)
        Class A                          11,126
      2 Number of shares outstanding of a second class of open-end company shares (000's Omitted)
        Class B                             514
        Class C                           1,425
        Class I                              21


74V.  1 Net asset value per share (to nearest cent)
        Class A                          $ 9.41
      2 Net asset value per share of a second class of open-end company shares
        (to nearest cent)
        Class B                          $ 8.70
        Class C                          $ 8.72
        Class I                          $ 9.60